Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sirius XM Holdings Inc. (successor registrant to its direct
wholly-owned subsidiary Sirius XM Radio Inc., predecessor):

We consent to the incorporation by reference in the following registration statements of Liberty Media Corporation of our report dated February 6, 2013, with respect to the consolidated balance sheets of Sirius XM Radio Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2012 which report appears as part of the separate financial statements for Sirius XM Radio, Inc. and subsidiaries in Item 21 of the December 31, 2014 annual report on Form 10K of Liberty Media Corporation.

Description	Registration Statement No.	Description
S-8	333-185992	Liberty Media Corporation Transitional Stock Adjustment Plan
S-8	333-185987	Liberty Media 401(k) Savings Plan
S-8	333-190018	Liberty Media Corporation 2013 Nonemployee Director Incentive Plan
S-8	333-190016	Liberty Media Corporation 2013 Incentive Plan
S-8	333-197588	Liberty Media Corporation Transitional Stock Adjustment Plan
S-8	333-197589	Liberty Media 401(k) Savings Plan
S-8	333-197590	Liberty Media Corporation 2013 Incentive Plan, as amended
S-8	333-197591	Liberty Media Corporation 2013 Nonemployee Director Incentive Plan, as amended

/s/KPMG LLP

New York, New York

February 26, 2015